Exhibit 10.16
PTC-5

12-19-06

THIRD AMENDMENT TO REVOLVING LOAN AGREEMENT

THIS THIRD AMENDMENT TO REVOLVING LOAN AGREEMENT, dated and effective as of December 22, 2006 (the "Third Amendment"), is made and entered into by and between BROWN & BROWN, INC., a Florida corporation (the "Borrower"), and SUNTRUST BANK, a Georgia corporation (the "Lender").

WITNESSETH:

WHEREAS, on or about September 29, 2003, the Borrower and the Lender entered into that certain Revolving Loan Agreement (the "Initial Revolving Loan Agreement") providing for a revolving loan up to the maximum amount of $75,000,000 from the Lender to the Borrower. Subsequently, that Initial Revolving Loan Agreement was amended by virtue of that certain First Amendment To Revolving Loan Agreement (the "First Amendment") dated December 30, 2003, and by virtue of that certain Second Amendment To Revolving Loan Agreement (the "Second Amendment") dated July 15, 2004. Hereafter, the term "Initial Revolving Loan Agreement" includes the First Amendment and the Second Amendment; and

WHEREAS, the Borrower desires to reduce the maximum amount of the Revolving Loan Commitment from $75,000,000 to $20,000,000, and has further requested certain other adjustments in the Initial Revolving Loan Agreement;

WHEREAS, the Borrower desires to incur additional unsecured indebtedness up to the principal amount of $200,000,000 through the issuance of promissory notes to one or more investors (the “2006 Note Offering”); and

WHEREAS, the Borrower and the Lender wish to amend the Initial Revolving Loan Agreement so as to permit, among other matters, (i) the reduction of the Revolving Loan Commitment to $20,000,000, (ii) the elimination of certain restrictions on unsecured indebtedness by the Borrower, (iii) the 2006 Note Purchase Agreement, and (iv) the modification of the terms of the Initial Revolving Loan Agreement in accordance with the terms and conditions of this Third Amendment.

NOW, THEREFORE, in consideration of the mutual covenants made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Definitions. Unless defined in this Third Amendment, capitalized terms contained herein shall have the meaning set forth in the Initial Revolving Loan Agreement.

2.    Amendment of Existing Definitions. The following existing definitions contained in Article I of the Initial Revolving Loan Agreement are hereby amended:

"Applicable Margin" shall mean the percentage designated below based on the Borrower's Funded Debt to EBITDA Ratio, measured quarterly on a rolling four (4) quarters basis:

Level	Leverage Ratio	Base Rate Advances(1)	Eurodollar Advances	Availability Fee
I	<1.00x	-1.000%	0.450%	0.100%
II	<1.50x	-1.000%	0.575%	0.125%
III	<2.00x	-1.000%	0.700%	0.150%
IV	>2.00x	-1.000%	0.875%	0.200%

(1) On all Base Rate Advances, the Applicable Margin is a negative 100 basis points).

provided, however, that adjustments, if any, to the Applicable Margin based on changes in the Ratio set forth above shall be made and become effective on the date of this Third Amendment.

"Maturity Date" shall mean the earlier of (a) December 20, 2011, and (b) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable pursuant to the provisions of Article IX hereof.

"Revolving Loan Commitment" shall mean the amount of $20,000,000 as the same may be decreased from time to time as a result of any reduction thereof pursuant to Section 2.5 hereof, or any amendment thereof pursuant to Section 11.2 hereof. The LC Commitment and the Swingline Commitment shall be deemed to be sublimits under this Revolving Loan Commitment.

3.    New Definitions. The following definitions are added to Article I of the Initial Revolving Loan Agreement:

"2006 Note Offering " shall mean one or more transactions by which the Borrower has incurred or may in the future incur Indebtedness up to the maximum principal amount of $200,000,000, all pursuant to the 2006 Note Purchase Agreement.

"2006 Note Purchase Agreement" shall mean that certain Note Purchase Agreement between the Borrower and the Purchasers party thereto and dated December 22, 2006 by which the Borrower has issued Series C Notes (as defined therein) and pursuant to which the Borrower may issue from time to time Fixed Rate Shelf Notes and Floating Rate Shelf Notes (as defined therein), as the same may be amended or modified from time to time.

4.    Amendments to Covenants of Initial Revolving Loan Agreement. The Initial Revolving Loan Agreement is hereby amended as follows:

(a)    Section 4.11 captioned “Payments on SunTrust Term Loan From Sale of Assets” is hereby amended in its entirety to read as follows:

Section 4.11 Payments on SunTrust Term Loan From Sale of Assets. Borrower shall be required to make mandatory principal payments on the SunTrust Term Loan from 100% of the net proceeds received by the Borrower and any of its Subsidiaries from any sale or other disposition of any Assets (including any Book of Business Sales) but only to the extent in excess of $10,000,000 in any fiscal year.

(b)    Section 8.1 captioned "Indebtedness" is hereby amended in its entirety to read as follows:

Section 8.1 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, other than:

(a)    Indebtedness under this Agreement;

(b)    Indebtedness outstanding on the date hereof or pursuant to lines of credit in effect on the date hereof and described on Schedule 8.1(b), together with all extensions, renewals and refinancings thereof; provided, however, any such extensions, renewals and refinancings shall not, without the written consent of the Lender, increase any such Indebtedness or modify the terms of said Indebtedness on terms less favorable to the maker or obligor;

(c)    Purchase money indebtedness to the extent secured by a Lien permitted by Section 8.2(b) provided such purchase money indebtedness does not exceed $5,000,000;

(d)    Unsecured current liabilities (other than liabilities for borrowed money or liabilities evidenced by promissory notes, bonds or similar instruments) incurred in the ordinary course of business (whether now outstanding or hereafter arising or incurred) and either (i) not more than thirty (30) days past due, or (ii) being disputed in good faith by appropriate proceedings with reserves for such disputed liability maintained in conformity with GAAP and Indebtedness in the nature of contingent repayment obligations arising in the ordinary and normal course of business with respect to-deposits and down payments;

(e)    The Intercompany Loans described on Schedule 6.22 and any other loans between Consolidated Companies not exceeding individually at any time the amount of $500,000 and in the aggregate at any time the amount of $1,000,000 (excluding Intercompany Loans listed on Schedule 6.22) provided that no loan or other extension of credit may be made by a Guarantor to another Consolidated Company that is not a Guarantor hereunder unless otherwise agreed in writing by the Lender;

(f)    Unsecured, Subordinated Debt, not to exceed an aggregate amount of $25,000,000, and other Subordinated Debt in form and substance acceptable to the Lender and evidenced by its written consent thereto;

(g)    Unsecured Indebtedness without any limitation of amount provided that the maturity of said Indebtedness is longer than the maturity of the Facility; and

(h)    Unsecured Indebtedness due under the 2004 Note Offering not to exceed at any time the aggregate amount of $200,000,000 and unsecured Indebtedness due under the 2006 Note Offering not to exceed at any time the aggregate amount of $200,000,000.

(c)    Section 8.8 of the Initial Revolving Loan Agreement captioned “Optional Prepayments” is hereby amended in its entirety to read as follows:

Section 8.8 Optional Prepayments. Make any payment in violation of the subordination provisions of any Subordinated Debt.

(d)    Section 8.11 of the Initial Revolving Loan Agreement captioned “Additional Negative Pledges” is hereby deleted in its entirety.

(e)    Section 8.12 of the Initial Revolving Loan Agreement captioned “Limitation on Payment Restrictions Affecting Consolidated Companies” is hereby amended in its entirety to read as follows:

Section 8.12 Limitation on Payment Restrictions Affecting Consolidated Companies. Create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction on the ability of any Consolidated Company to (a) pay dividends or make any other distributions on such Consolidated Company’s stock, or (b) pay any indebtedness owed to Borrower or any other Consolidated Company, except in each case any consensual encumbrance or restriction existing under the Credit Documents, or as are contained in the documentation of the SunTrust Term Loan, the 2004 Note Purchase Agreement, the 2006 Note Purchase Agreement, or Indebtedness described in Section 8.1(g) hereof.

(f)    Section 8.17 of the Initial Revolving Loan Agreement captioned “Guaranties” is hereby amended in its entirety to read as follows:

Section 8.17 Guaranties. Without the prior written consent of the Lender, extend or execute any Guaranty other than (a) endorsements of instruments for deposit or collection in the ordinary and normal course of business, (b) Guaranties acceptable in writing to the Lender, and (c) Guaranties for obligations of any Consolidated Subsidiary, provided, however, said Guaranteed Indebtedness under this subparagraph (c) will not exceed the aggregate amount of $10,000,000 without the prior written consent of the Lender, and (d) Guaranties of Subsidiaries in connection with the SunTrust Term Loan, the 2004 Note Purchase Agreement, the 2006 Note Purchase Agreement, or Indebtedness described in Section 8.1(g) hereof.

(g)    Section 8.18 of the Initial Revolving Loan Agreement captioned “Changes in Debt Instruments” is hereby deleted in its entirety.

5.    Guaranties. The Lender acknowledges that it is considering a request from the Borrower to eliminate the requirement for Guarantors under the Facility, and in connection therewith the Lender agrees to waive compliance with the requirements of Section 6.25 and 7.10 of the Initial Revolving Loan Agreement until January 30, 2007.

6.    Extension Fee/Upfront Fee. In connection with this Third Amendment, the Borrower shall pay to the Lender a fee of $10,000.00, to be paid with the execution of this agreement. In addition, the Borrower shall further pay to the Lender its reasonable costs and attorneys' fees, in connection with this Third Amendment.

7.    Ratification . Except as modified by this Third Amendment, the parties do hereby confirm and ratify the Initial Revolving Loan Agreement. Hereafter, the term "Revolving Loan Agreement" means and includes this Third Amendment.

8.    Conflicts Between Term Loan and Revolving Loan. In addition to the term loan evidenced by the Revolving Loan Agreement, the Lender has also extended to the Borrower a separate and distinct term loan which is evidenced by that certain Amended and Restated Revolving and Term Loan Agreement (as amended or modified, the "Term Loan Agreement") dated January 3, 2001, as amended by that certain First Amendment to Amended and Restated Revolving and Term Loan Agreement dated July 15, 2004, and that certain Second Amendment to Amended and Restated Revolving and Term Loan Agreement of even date herewith. To the extent there is a conflict in the provisions of said Term Loan Agreement and Revolving Loan Agreement in the Articles relating to Affirmative Covenants or Negative Covenants (including any definitions relating to or used in said Affirmative or Negative Covenants), the terms and conditions of the Revolving Loan Agreement shall govern.

Signature Page Follows

SIGNATURE PAGE TO THIRD AMENDMENT TO REVOLVING LOAN AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Revolving Loan Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

Address for Notices: 220 South Ridgewood Avenue Daytona Beach, Florida 23115-2412 Attention: Cory T. Walker Telephone No.: (386) 239-7250 Telecopy No.: (386) 239-7252	BORROWER: BROWN & BROWN, INC. By: /s/ Cory T. Walker Cory T. Walker, Senior Vice President, Treasurer and Chief Financial Officer

With a copy to:

Laurel L. Grammig
General Counsel
BROWN & BROWN, INC.
3101 West Martin Luther King Jr. Boulevard
Suite 400
Tampa, Florida 33607
Telephone No.: (813) 222-4182
Telecopy No.: (813) 222-4464

Address for Notices: SunTrust Bank Mail Code FL-Orlando-1106 200 South Orange Avenue Tower 10 Orlando, FL 32801 Telephone: (407) 237-4636 Telecopy: (407) 237-4076	LENDER: SUNTRUST BANK By: /s/ Sarah Hudson Anderson Sarah Hudson Anderson, Vice President

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